Exhibit 99.6

February 20, 2014

Board of Directors

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, CA

Re:	Initially Filed Registration Statement on Form S-4 of TEL-Applied Holdings B.V. relating to ordinary shares, nominal value €0.01 per share, of TEL-Applied Holdings B.V. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to (i) our opinion letter, dated September 24, 2013 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Tokyo Electron Limited (“TEL”) and its affiliates) of common stock of Applied Materials, Inc. (the “Company”) taking into account the TEL Merger (as defined in the Agreement (as defined below)), of the Applied Conversion Ratio (as defined in the Opinion Letter) pursuant to the Business Combination Agreement, dated as of September 24, 2013 (the “Agreement”), between the Company and TEL; and (ii) our letter, dated February 14, 2014 (the “Confirmation Letter”), confirming that, had we issued the Opinion Letter on September 24, 2013 on the basis of the transactions contemplated by the Agreement, as amended by Amendment No. 1 to Business Combination Agreement, dated February 14, 2014, by and among the Company, TEL and TEL-Applied Holdings B.V., a Netherlands private limited liability corporation (besloten vennootschap), the conclusion set forth in the Opinion Letter would not have changed.

The Opinion Letter and Confirmation Letter are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter and Confirmation Letter under the captions “Summary,” “Background of the Business Combination,” “Applied’s Reasons for the Business Combination,” “Certain Financial Projections Reviewed by the Applied Board and Applied’s Financial Advisor” and “Opinion of Applied’s Financial Advisor” and to the inclusion of the foregoing Opinion Letter and Confirmation Letter in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter and Confirmation Letter are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)